EXHIBIT 99.1

MicroVision Announces Fourth Quarter and Full Year 2020 Results

REDMOND, Wash., March 11, 2021 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ: MVIS), a leader in MEMS based solid state automotive lidar and micro-display technology for augmented reality, today announced its fourth quarter and full year 2020 results.

“Over the past year we have made important progress advancing our automotive LiDAR development, bolstering our balance sheet, building the strength of our team, and adding expertise to our Board of Directors while exploring strategic alternatives,” said Sumit Sharma, MicroVision's Chief Executive Officer. “I expect that the A-Sample hardware and benchmarked data, for demonstration to interested parties, will be available in the April 2021 timeframe. I also expect that a version of our 1st generation Long Range Lidar sensor, after internal validation, reliability and compliance testing, could be available for sale, in small quantities, in the third or fourth quarter of 2021.”

Financial Results Webcast

MicroVision will host a webcast which will start at 2:00 p.m. Pacific Time on Thursday, March 11, 2021 by accessing the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page at https://microvision.gcs-web.com/investor-event-calendar. Investors may submit questions for management in advance to IR@MicroVision.com or beginning 10 minutes before or during the live webcast on March 11, 2021. The webcast will be available for rebroadcast from the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is a pioneering company in MEMS based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology to provide solutions for automotive lidar sensors, augmented reality micro-display engines, interactive display modules and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.
MicroVision is a trademark of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including the Company’s future products, progress on development, pursuit of a strategic transaction, and product applications and statements using words such as “expect” and “could” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk that the Company may not succeed in finding licensing or other strategic solutions, including a potential sale of the Company, with acceptable timing, benefits or costs; its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements, including from the impact of COVID-19 (coronavirus); its ability to identify parties interested in paying any amounts or amounts that the Company deems desirable for the purchase or license of intellectual property assets; its or its customers’ failure to perform under open purchase orders; its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2020	2019

Assets
Current Assets
Cash and cash equivalents	$16,862	$5,837
Accounts receivable	-	1,079
Inventory	-	192
Other current assets	698	729
Total current assets	17,560	7,837

Property and equipment, net	1,883	1,849
Operating lease right-of-use asset	946	1,308
Restricted cash	435	435
Intangible assets, net	164	221
Other assets	18	186
Total assets	$21,006	$11,836

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$ 630	$ 1,871
Accrued liabilities	495	2,045
Deferred revenue	-	21
Contract liabilities	7,765	9,755
Other current liabilities	-	83
Current portion of long-term debt	431	-
Current portion of operating lease liability	676	656
Current portion of finance lease obligations	31	25
Total current liabilities	10,028	14,456

Long term debt, net of current portion	1,151	-
Operating lease liability, net of current portion	774	1,348
Finance lease obligations, net of current portion	44	9
Total liabilities	11,997	15,813

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	153	126
Additional paid-in capital	601,224	568,496
Subscriptions receivable	(6,135)	-
Accumulated deficit	(586,233)	(572,599)
Total shareholders' equity (deficit)	9,009	(3,977)
Total liabilities and shareholders' equity (deficit)	$21,006	$11,836

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

Product revenue	$-	$4,147	$1,347	$5,345
License and royalty revenue	395	82	1,718	99
Contract revenue	-	376	25	3,442
Total revenue	395	4,605	3,090	8,886

Cost of product revenue	-	3,340	1,394	6,692
Cost of contract revenue	-	86	4	1,872
Total cost of revenue	-	3,426	1,398	8,564

Gross margin	395	1,179	1,692	322

Research and development expense	2,578	3,177	9,840	18,661
Sales, marketing, general and administrative expense	1,381	1,282	5,917	8,133
Gain on disposal of fixed assets	-	-	(450)	-
Total operating expenses	3,959	4,459	15,307	26,794

Loss from operations	(3,564)	(3,280)	(13,615)	(26,472)

Other expense, net	(6)	(4)	(19)	(11)

Net income (loss)	$(3,570)	$(3,284)	$(13,634)	$(26,483)

Net income (loss) per share - basic and diluted	$(0.02)	$(0.03)	$(0.10)	$(0.24)

Weighted-average shares outstanding - basic and diluted	148,176	121,220	139,829	111,297

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com